Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 2 to the consolidated financial statements) dated March 23, 2020, relating to the consolidated financial statements of Timber Pharmaceuticals, Inc. (formerly BioPharmX Corporation), which appears in the Annual Report on Form 10-K of Timber Pharmaceuticals, Inc. (formerly BioPharmX Corporation) for the year ended January 31, 2020.

/s/ BPM LLP

San Jose, California

June 16, 2020